Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-132155) pertaining to the 1997 Equity Incentive Plan and the 2005 Equity Incentive Plan of Cardica, Inc.,
(2)	Registration Statements (Form S-8 Nos. 333-139134, 333-148196, 333-157387, 333-163291, 333-180378 and 333-187764) pertaining to the 2005 Equity Incentive Plan of Cardica, Inc., and
(3)	Registration Statements (Form S-3 Nos. 333-146708, 333-162780, 333-171195 and 333-171197) of Cardica, Inc. and in the related Prospectuses,

of our report dated September 28, 2012, with respect to the financial statements of Cardica, Inc. included in this Annual Report (Form 10-K) of Cardica, Inc. for the year ended June 30, 2014.

/s/ Ernst & Young LLP

Redwood City, California

September 25, 2014